16 February 2006

HSBC USA INC.

2005 FULL YEAR RESULTS - HIGHLIGHTS *  **

·	Net income for the year ended 31 December 2005 was US$976 million (US$1,258 million in 2004). The 2005 results include the full year impact of the purchase of consumer finance assets, including private label credit cards from HSBC Finance Corporation in December 2004. ***

·	Total revenues increased by 23 per cent to US$4,974 million in 2005 (US$4,060 million in 2004).

·	Total deposits increased by 15 per cent to US$91.8 billion at 31 December 2005 (US$80.0 billion at 31 December 2004).

·	Total assets increased by 9 per cent to US$153.9 billion at 31 December 2005 (US$141.1 billion at 31 December 2004).

·	Tier 1 capital ratio of 8.25 per cent at 31 December 2005 compared to 8.34 per cent at 31

December 2004.

__________________________________________________________________________

* HSBC USA Inc.’s primary subsidiary is HSBC Bank USA, National Association (the Bank), which is subject to supervision and examination by various U.S. regulators. The Bank was required to file periodic financial information (Call Report) for the year ending 31 December 2005 and this information is publicly available through U.S. government information resources. Given that this information is available in the public domain, HSBC USA Inc has elected to file this release.

** Results are prepared in accordance with U.S. GAAP (generally accepted accounting principles). HSBC USA Inc. is an indirect wholly-owned subsidiary of HSBC Holdings plc (HSBC). HSBC’s 2005 results are scheduled for release on 6 March 2006. Those results will be released under International Financial Reporting Standards (IFRS) and will describe HSBC’s North American results, including HSBC USA Inc. and HSBC Finance Corporation, as well as HSBC’s fully consolidated figures. Certain revenues and expenses related to inter-HSBC transactions are eliminated upon consolidation. See *** below.

*** The purchase of consumer finance assets, principally credit card receivables from prime customers, included an initial purchase premium of US$639 million. US$451 million of this initial purchase premium was amortized as a reduction to revenues in 2005. In addition, 2004 results included gains from the sale of credit card relationships to HSBC Finance Corporation of approximately US$99 million. As part of the HSBC consolidation process, the amortization of US$451 million and the US$99 million gain are eliminated.

HSBC USA Inc.	Financial Commentary

HSBC USA Inc. reported net income of US$976 million for the year ended 31 December 2005, compared to US$1,258 million for the year ended 31 December 2004. The reduction in pre-tax income from 2004 to 2005 of US$434 million includes two meaningful inter-HSBC accounting events, both of which are eliminated upon consolidation. US$451 million of pre-tax premium amortization costs were recorded in 2005 on the private label credit card portfolio purchased from HSBC Finance Corporation at year-end 2004. Also, 2004 results included gains from the sale of credit card relationships to HSBC Finance Corporation of approximately US$99 million. These transactions comprise the most significant factors in the year-to-year reduction in pre-tax income. The addition of the private label credit card portfolio significantly increased year-over-year revenues, provisions for credit losses, and operating expenses.

Commenting on the results, Martin Glynn, President and Chief Executive Officer of HSBC USA Inc. said: “Results in 2005 were generally strong and surpassed expectations, due in part to a sound economy which led to very strong credit quality, particularly within our commercial lending portfolios. Strong revenue, loan, and deposit growth were also recorded within our core banking businesses, including Personal Financial Services, Commercial Banking and Private Banking. We were especially proud of the growth achieved with our small business customers as we were named the No. 1 Small Business Administration lender in New York State.

“Within North America, numerous initiatives are underway amongst the various HSBC affiliates. One of these involved the transfer of consumer finance assets, principally credit cards, from HSBC Finance Corporation to HSBC USA Inc. in late 2004 in order to realize funding benefits. The non-cash accounting amortization of the associated purchase premiums reduced reported results in HSBC USA Inc. in 2005. Looking forward, this amortization reduces significantly in 2006 and I anticipate this portfolio will contribute positively in the years ahead.

“We invested in our Corporate Investment Banking and Markets (CIBM) capabilities over the past two years as part of HSBC’s strategic initiative to build this business. While this increased our expense base in 2005, it was gratifying to see a commensurate increase in trading revenues, which were up 37 per cent year over year. However, the flat yield curve did significantly constrain our growth in net interest income, particularly in the second half of the year.

“Our focus for 2006 will be to maintain strong revenue growth and increasingly leverage marketing initiatives to heighten awareness of the HSBC brand in the U.S. The national rollout of our Online Savings Account product offered at www.hsbcdirect.com is an example of such an effort to drive growth of the brand and add deposits. HSBC USA Inc. is well positioned to support the future financial requirements of our customers and generate increasingly positive financial results.”

HSBC USA Inc.	Financial Commentary
(continued)

Revenues

For the year ended 31 December 2005, total revenues (pre-provision) increased by US$914 million, or 23 per cent, from US$4,060 million to US$4,974 million. The acquisition of the consumer finance assets, primarily the credit card portfolio, contributed largely to the increases (notwithstanding the premium amortization discussed above) in net interest income and in fee income (including both credit card and securitization fees).

Trading revenues increased 37 per cent compared with 2004, primarily in the CIBM businesses, driven partly by investment in HSBC’s strategic expansion initiative and partly by favorable capital market conditions. These increases partially offset the effect of the flat yield curve, which significantly constrained HSBC USA Inc.’s ability to generate growth in net interest income, particularly in the second half of the year.

Growing levels of deposits in core banking businesses also contributed to increased revenues by providing lower cost funding to support asset growth. Residential mortgage banking revenue, including servicing fees net of impairment, origination gains, and related hedge costs, improved significantly over 2004.

Operating Expenses

For the year ended 31 December 2005, operating expenses increased by US$657 million, or 31 per cent, from US$2,101 million to US$2,758 million, which included a significant increase in support services received from HSBC affiliates, particularly in the fourth quarter. These include support from HSBC Finance Corporation (loan origination and servicing), HSBC Technology Services (information and technology services), and HSBC Markets USA (broker-dealer and support for CIBM). In addition, increased expenses were incurred for marketing and brand expansion initiatives, as well as expansion of retail lending and deposit activities through new products and new offices outside of New York State.

Credit Quality and Provisions for Credit Losses

For the year ended 31 December 2005, the provision for credit losses increased by US$691 million to US$674 million, primarily related to growth in the consumer lending portfolios. The increase is mainly related to the credit card portfolio acquisition, but also reflects increases due to the impact of Hurricane Katrina and the changes in consumer bankruptcy laws. The commercial lending provision was lower than in 2004, reflecting the continued improvement in credit quality during 2005. Net charge-offs of US$616 million for the year ended 31 December 2005 were primarily related to consumer loans.

Capital Ratios

HSBC USA Inc.’s tier 1 capital to risk-weighted assets ratio was 8.25 per cent on 31 December 2005 compared to 8.34 per cent at 31 December 2004. Total capital to risk-weighted assets of 12.53 per cent on 31 December 2005 was unchanged compared to 31 December 2004.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the company’s filings with the Securities and Exchange Commission.

Media inquiries (U.K.):	Karen Ng	020 7991 0655
	Richard Lindsay	020 7992 1555
Media inquiries (USA):	Kathleen Rizzo-Young	(716) 841-5003
	Stephen Cohen	(212) 525-6901

Investor inquiries:	Patrick McGuinness	020 7992 1938

About HSBC Bank USA, N.A.:

HSBC Bank USA, N.A. has nearly 400 branches in New York State, a network of branches in Florida and California and a number of branches in other states. Throughout the U .S., the bank serves more than 3 million individual and business customers with a full range of financial products and services. It is the principal subsidiary of HSBC USA Inc, one of the nation's largest bank holding companies by assets and an indirectly held, wholly owned subsidiary of HSBC North America Holdings Inc. For more information about HSBC Bank USA and its products and services visit http://us.hsbc.com.

HSBC USA Inc.				Summary

	Quarter ended		Year ended
	31	31	31	31
Figures in US$ millions	December	December	December	December
	2005	2004	2005	2004

Revenue and Earnings
Total Revenues (Pre-Provision)	1,256	1,025	4,974	4,060
Pre-tax income	312	436	1,542	1,976
Net income	196	269	976	1,258

Performance ratios (%)
Return on average common equity	6.7	12.6	8.8	16.4
Net yield on average earning assets	2.1	2.4	2.3	2.7
Cost:income ratio	59.4	59.7	55.4	51.7
Other operating income to total income	40.9	31.7	38.4	32.5

Credit information
Non-accruing loans at end of period			241	264
Commercial net charge-offs	21	10	4	(7)
Consumer net charge-offs	183	24	612	86
Allowance available for credit losses
- Balance at end of period			846	788
- As a per centage of non-accruing loans			351.0%	298.5%
- As a per centage of loans outstanding			0.9%	0.9%

Average balances
Assets	152,509	127,741	147,176	112,226
Loans	89,741	69,985	87,898	60,328
Deposits	88,663	77,194	85,523	72,853
Common equity	10,697	8,289	10,603	7,557

Capital ratios (%) at end of period
Leverage ratio			6.51	7.20
Tier 1 capital to risk-weighted assets			8.25	8.34
Total capital to risk-weighted assets			12.53	12.53

Assets under administration at end of period
Funds under management			27,883	29,243
Custody accounts			26,093	25,906

Total assets under administration			53,976	55,149

HSBC USA Inc.	Consolidated Statement of Income

	Quarter ended		Year ended
	31	31	31	31
Figures in US$ millions	December	December	December	December
	2005	2004	2005	2004

Interest income
Loans	1,253	851	4,630	2,912
Securities	231	218	882	868
Trading assets	82	51	275	165
Short-term investments	109	53	310	115
Other interest income	9	5	32	18

Total interest income	1,684	1,178	6,129	4,078
Interest expense
Deposits	572	282	1,771	825
Short-term borrowings	71	32	276	132
Long-term debt	299	164	1,019	380

Total interest expense	942	478	3,066	1,337
Net interest income	742	700	3,063	2,741
Provision (credit) for credit losses	198	(24)	674	(17)

Net interest income, after provision for credit losses	544	724	2,389	2,758
Other revenues
Trust income	22	25	87	95
Service charges	52	55	210	213
Other fees and commissions	217	84	698	425
Securitization revenue	15	-	114	-
Other income	56	50	237	333
Residential mortgage banking revenue (expense)	24	(14)	64	(120)
Trading revenues	127	99	395	288
Security gains, net	1	26	106	85

Total other revenues	514	325	1,911	1,319
Operating expenses
Salaries and employee benefits	274	234	1,052	947
Occupancy expense, net	48	52	182	176
Support services from HSBC affiliates	269	129	919	420
Other expenses	155	198	605	558

Total operating expenses	746	613	2,758	2,101

Pre-tax income	312	436	1,542	1,976
Income tax expense	116	167	566	718

Net income	196	269	976	1,258

HSBC USA Inc.	Consolidated Statement of Income

		Quarter ended
	31	30	30	31
Figures in US$ millions	March	June	September	December
	2005	2005	2005	2005

Interest income
Loans	1,049	1,136	1,192	1,253
Securities	210	215	225	231
Trading assets	59	60	73	82
Short-term investments	49	70	83	109
Other interest income	6	9	9	9

Total interest income	1,373	1,490	1,582	1,684
Interest expense
Deposits	327	396	476	572
Short-term borrowings	52	67	87	71
Long-term debt	219	242	258	299

Total interest expense	598	705	821	942
Net interest income	775	785	761	742
Provision for credit losses	107	170	199	198

Net interest income, after provision for credit losses	668	615	562	544
Other revenues
Trust income	23	22	21	22
Service charges	52	53	52	52
Other fees and commissions	145	144	192	217
Securitization revenue	44	25	30	15
Other income	72	83	25	56
Residential mortgage banking revenue (expense)	23	(13)	31	24
Trading revenues	96	35	137	127
Security gains, net	23	64	17	1

Total other revenues	478	413	505	514
Operating expenses
Salaries and employee benefits	266	254	257	274
Occupancy expense, net	42	43	49	48
Support services from HSBC affiliates	218	218	213	269
Other expenses	128	169	154	155

Total operating expenses	654	684	673	746

Pre-tax income	492	344	394	312
Income tax expense	176	131	142	116

Net income	316	213	252	196

HSBC USA Inc.	Consolidated Balance Sheet

	At 31	At 31
	December	December
Figures in US$ millions	2005	2004

Assets
Cash and due from banks	4,441	2,682
Interest bearing deposits with banks	3,001	2,776
Federal funds sold and securities purchased
under resale agreements	4,568	3,126
Trading assets	21,220	19,815
Securities available for sale	17,764	14,655
Securities held to maturity	3,171	3,881
Loans	90,342	84,947
Less – allowance for credit losses	846	788

Loans, net	89,496	84,159

Properties and equipment, net	538	594
Intangible assets, net	463	352
Goodwill	2,694	2,697
Other assets	6,503	6,313

Total assets	153,859	141,050

Liabilities
Deposits in domestic offices
- Non-interest bearing	9,695	7,639
- Interest bearing	57,911	50,069
Deposits in foreign offices
- Non-interest bearing	320	248
- Interest bearing	23,889	22,025

Total deposits	91,815	79,981

Trading account liabilities	10,710	12,120
Short-term borrowings	7,049	9,874
Interest, taxes and other liabilities	4,732	4,370
Long-term debt	27,959	23,839

Total liabilities	142,265	130,184

Shareholders’ equity
Preferred stock	1,316	500
Total common shareholders’ equity
- Common stock * ($5 par; 150,000,000 shares authorized; 706 shares issued)	-	-
- Capital surplus	8,118	8,418
- Retained earnings	2,172	1,917
- Accumulated other comprehensive (loss) income	(12)	31

Total common shareholders’ equity	10,278	10,366

Total shareholders’ equity	11,594	10,866

Total liabilities and shareholders’ equity	153,859	141,050

* Less than $500,000.